Exhibit 99.1

DigitalFX International, Inc. Receives Approval of
Additional Listing Application

Las Vegas, Nevada - January 9, 2008 - DigitalFX International, Inc. (AMEX: DXN), a digital communications company, today announced that on January 8, 2008 it received notification from the Listing Qualifications department of the American Stock Exchange (“Amex”) approving its application, filed on December 5, 2007, to list 4,357,679 additional shares of its common stock on Amex.

While the Company filed its additional listing application on December 5, 2007, as amended and supplemented with additional information on January 4, 2008, it did not receive notification from Amex that the securities had been approved for listing until January 8, 2008, which was subsequent to a required issuance (pursuant to contractual obligations) of 746,429 of the shares covered by the application.

On January 3, 2008, the Company received notification from Amex that it did not comply with Section 301 of the Amex Company Guide, which provides that a listed company is not permitted to issue, or authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from Amex that the securities have been approved for listing.

The Amex staff noted that the notification constituted a Warning Letter pursuant to Section 1009(a)(i) of the Amex Company Guide and that they had determined not to apply the continued listing evaluation and follow-up procedures specified in Section 1009 of the Amex Company Guide at this time.

As a result of the approval of the additional listing application, the Company believes that it has regained compliance with Amex’s continued listing standards.

About DigitalFX International, Inc.

DigitalFX International, Inc. (AMEX: DXN) is a creator of digital communications and social networking solutions, as showcased on its social network http://www.helloWorld.com. The company develops and markets proprietary communication and collaboration services, and social networking software applications, including video email, video instant messaging and live webcasting. DigitalFX International, Inc. is democratizing the world of online streaming video and digital media archiving with its flagship product, called The Studio. The Studio is an affordable, cross digital platform web-based solution. Only the DigitalFX Studio brings together all this capability, simply and in one place.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward looking statements if they comply with the requirements of the Act.